                                                                 Exhibit 11.1

                         SEQUA CORPORATION & SUBSIDIARIES
CALCULATION OF PRIMARY EARNINGS PER SHARE AND FULLY DILUTED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31,
                 (Amounts in thousands, except per share data)

                                                   1996       1995     1994

Primary
Earnings
 Income (loss) before extraordinary item        $  9,556   $  8,779  $(24,695)
 Preferred dividend requirements                  (3,108)    (3,165)   (3,163)
 Income (loss) before extraordinary item
   applicable to common stock                      6,448      5,614   (27,858)
 Extraordinary loss                                 (369)      -       (1,083)
 Net income (loss) applicable to common stock   $  6,079   $  5,614  $(28,941)

Shares
 Common and common equivalent shares               9,921      9,867     9,722

Primary earnings (loss) per common share
  Income (loss) before extraordinary item       $    .65   $    .57 $  (2.87)
  Extraordinary loss                                (.04)       -       (.11)
  Net income (loss)                             $    .61   $    .57  $  (2.98)

Shares
  Weighted average common shares outstanding       9,880      9,867     9,722
  Common shares issuable in respect to common
    stock equivalents, with a dilutive effect         41       -         -
  Common and common equivalent shares              9,921      9,867     9,722

Fully Diluted
Earnings
  Income (loss) before extraordinary item       $  9,556   $  8,779  $(24,695)
  Extraordinary loss                                (369)      -       (1,083)
  Net income (loss)                             $  9,187   $  8,779  $(25,778)

Shares
  Common and common equivalent shares             10,729     10,705    10,559

Fully diluted earnings (loss) per common share (a)
  Income (loss) before extraordinary item       $    .89   $    .82  $  (2.34)
  Extraordinary loss                                (.03)        -       (.10)
  Net income (loss)                             $    .86   $    .82  $  (2.44)

Shares
  Weighted average common shares outstanding       9,880      9,867     9,722
  Preferred stock assumed to be converted            807        838       837
  Common shares issuable in respect to common
    stock equivalents, with a dilutive effect         42       -         -
  Common and common equivalent shares             10,729     10,705    10,559



(a) Fully diluted earnings per share calculation is anti-dilutive; therefore, fully diluted earnings per share have not been presented in the Consolidated Statement of Income.